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                                                                                                             EXHIBIT 11

                                            THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                      (UNAUDITED)


                                                                                                  Three Months Ended
                                                                                      -----------------------------------------
                                                                                        February 23, 2001     February 25, 2000
                                                                                        --------------------------------------
                                                                                        (In thousands, except per share data)
Weighted average common shares outstanding:
     Average common shares outstanding                                                         107,720            115,372
     Average common shares issuable assuming conversion of fully vested CAP Units               40,741             41,764
     Average common shares issuable under employee benefit plans                                   619                505
                                                                                             -----------        ----------
Total weighted average common shares outstanding (basic)                                       149,080            157,641
Effect of dilutive securities:
   Restricted units                                                                              8,486
   Employee stock options                                                                        1,051                 45
Total weighted average common shares outstanding and dilutive potential common               -----------        ----------
   shares                                                                                      158,617            157,686
                                                                                             ===========        ==========

Net income                                                                                   $ 159,681          $ 278,181
Preferred stock dividends                                                                       (9,778)            (9,778)
Income adjustment (net of tax) applicable to deferred compensation arrangements                 17,641             28,875
                                                                                             ----------         ----------
Net earnings available to common shareholders                                                $ 167,544          $ 297,278
                                                                                             ==========         ==========

Basic earnings per share                                                                     $    1.11          $    1.89
                                                                                             ==========         ==========
Diluted earnings per share                                                                   $    1.06          $    1.89
                                                                                             ==========         ==========

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